Exhibit 10.1

AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of March 22, 2020 by and among Box, Inc. (the “Company”) and the entities and natural persons set forth in the signature pages hereto (collectively, “Starboard”) (each of the Company and Starboard, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, the Company and Starboard have engaged in various discussions and communications concerning the Company’s business, financial performance and strategic plans;

WHEREAS, as of the date hereof, Starboard has a beneficial ownership (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”)) interest in the Class A Common Stock, $0.0001 par value per share, of the Company (the Common Stock”) totaling, in the aggregate, 11,774,546 shares, or approximately 7.7% of the Common Stock issued and outstanding on the date hereof; and

WHEREAS, as of the date hereof, the Company and Starboard have determined to come to an agreement with respect to the composition of the Board of Directors of the Company (the “Board”) and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.	Board Appointments and Related Agreements.

(a)	Board Appointments

(i)    The Company agrees that immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to (A) increase the size of the Board from nine (9) to twelve (12) directors (provided that the size of the Board shall automatically decrease to nine (9) directors at the conclusion of the Company’s 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”)) and, in connection therewith, expand the number of directors comprising each of the Class II and Class III directors of the Board by one (1) and two (2), respectively, (B) appoint Jack Lazar to the Board as a Class III director with a term expiring at the 2020 Annual Meeting, who will fill an existing vacancy among the Class III directors created by the expanded classes (the “First Independent Designee”), (C) appoint one (1) independent director to the Board prior to the 2020 Annual Meeting as a Class II director with a term expiring at the Company’s 2022 Annual Meeting of Stockholders (the “Second Independent Designee”, together with the First Independent Designee, the “Independent Designees”), with such Second Independent Designee to either be selected from the Candidate List (as defined below) or mutually agreed upon between the Company and Starboard in accordance with the procedures set forth in Section 1(a)(iii) of this Agreement, and who will fill the existing vacancy among the Class II directors created by the expanded classes, (D) identify and appoint one (1) additional independent director (the “Additional Independent Director”) to the Board prior to the 2020 Annual Meeting as a Class III director with a term expiring at the 2020 Annual Meeting, who will fill an existing vacancy among the Class III directors created by the expanded classes, (E) cause Dylan Smith and Rory O’Driscoll not to stand for re-election at the 2020 Annual Meeting such that the Board shall nominate the following individuals, and only the following individuals, as Class III directors for election to the Board at the 2020 Annual Meeting for terms expiring at the Company’s 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”): the First Independent Designee, Sue Barsamian and the Additional Independent Director, and (F) accept the resignation tendered by Josh Stein as a director of the Company, who the Company hereby represents has submitted, or shall no later than the date hereof submit, an irrevocable letter of resignation to the Board that will become effective no later than upon the conclusion of the 2020 Annual Meeting.

(ii)    The Company agrees that it will nominate the First Independent Designee for election at the 2020 Annual Meeting as a Class III director with a term expiring at the 2023 Annual Meeting and will recommend, support and solicit proxies for the election of the First Independent Designee, in the same manner as for the Company’s other Class III director nominees. The Company shall use its reasonable best efforts to hold the 2020 Annual Meeting no later than July 19, 2020.

(iii)    The Company agrees that, no later than forty-five (45) days following the date of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to approve (such approval not to be unreasonably withheld) the Second Independent Designee for appointment to the Board, who shall be recommended by Starboard from the list of independent director candidates agreed to between the Company and Starboard as of the date hereof (the “Candidate List”). If for any reason the Company and Starboard are unable to mutually agree on the identity of the Second Independent Designee from the Candidate List, each of Starboard and the Company shall be permitted to submit additional candidates until the Company and Starboard mutually agree on the identity of the Second Independent Designee, provided, however, that if the Second Independent Designee is not identified and approved by the Board within forty-five (45) days following the date of this Agreement, the Board shall immediately, but no later than five (5) business days thereafter, select and approve one (1) of the director candidates from the Candidate List as the Second Independent Designee. Promptly following the Board’s approval of the Second Independent Designee in accordance with the terms of this Agreement, but no later than five (5) business days thereafter, the Board and all applicable committees of the Board shall take all necessary actions to appoint the Second Independent Designee to the Board as a Class II director.

(iv)    If any Independent Designee (or any Replacement Director (as defined below)) is unable or unwilling to serve as a director and ceases to be a director, resigns as a director, is removed as a director, or for any other reason fails to serve or is not serving as a director at any time prior to the expiration of the Standstill Period (as defined below), and at such time Starboard beneficially owns (as determined under Rule 13d-3 promulgated under the Exchange Act) in the aggregate at least the lesser of 3% of the Company’s then-outstanding Common Stock and 4,560,420 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) (the “Minimum Ownership Threshold”),

Starboard shall have the ability to recommend a person to be a Replacement Director in accordance with this Section 1(a)(iv) (any such replacement nominee, when appointed to the Board, shall be referred to as a “Replacement Director”). Any Replacement Director must (A) be reasonably acceptable to the Board (such acceptance not to be unreasonably withheld), (B) qualify as “independent” pursuant to New York Stock Exchange (“NYSE”) listing standards, (C) have the relevant financial and business experience to be a director of the Company, and (D) not be an affiliate, employee or director of Starboard. The Nominating and Corporate Governance Committee shall make its determination and recommendation regarding whether such Replacement Director meets the foregoing criteria within ten (10) business days after (1) such nominee has submitted to the Company the documentation required by Section 1(c)(iv), including such nominee’s consent to the Company’s customary background check and (2) representatives of the Board have conducted customary interview(s) of such nominee, if such interviews are requested by the Board or the Nominating and Corporate Governance Committee. The Company shall use its reasonable best efforts to conduct the background check and any interview(s) contemplated by this Section 1(a)(iv) as promptly as practicable, but in any case with respect to the interview(s), assuming reasonable availability of the nominee, within ten (10) business days after Starboard’s submission of such nominee. In the event that the Nominating and Corporate Governance Committee does not accept a person recommended by Starboard as the Replacement Director, Starboard shall have the right to recommend additional substitute person(s) whose appointment shall be subject to the Nominating and Corporate Governance Committee recommending such person in accordance with the procedures described above. Upon the recommendation of a Replacement Director nominee by the Nominating and Corporate Governance Committee, the Board shall vote on the appointment of such Replacement Director to the Board no later than five (5) business days after the Nominating and Corporate Governance Committee recommendation of such Replacement Director; provided, however, that if the Board does not appoint such Replacement Director to the Board pursuant to this Section 1(a)(iv), the Parties shall continue to follow the procedures of this Section 1(a)(iv) until a Replacement Director is elected to the Board. Subject to NYSE rules and applicable law, upon a Replacement Director’s appointment to the Board, the Board and all applicable committees of the Board shall take all necessary actions to appoint such Replacement Director to any applicable committee of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal. Subject to NYSE rules and applicable law, until such time as any Replacement Director is appointed to any applicable committee of the Board, the other Independent Designee will be provided the opportunity to serve as an interim member of such applicable committee. Any Replacement Director designated pursuant to this Section 1(a)(iv) replacing an Independent Designee that is a Class III director prior to the mailing of the Company’s definitive proxy statement for the 2020 Annual Meeting shall stand for election at the 2020 Annual Meeting together with the other Class III director nominees.

(v)    During the period commencing with the date of this Agreement through the 2020 Annual Meeting, the Board and all applicable committees of the Board shall not (A) increase the size of the Board to more than twelve (12) directors or (B) seek to change the classes on which the Board members serve, in each case without the prior written consent of Starboard. Effective upon conclusion of the 2020 Annual Meeting through the expiration of the Standstill Period, the Board and all applicable committees of the Board shall not (A) increase the size of the Board to more than nine (9) directors or (B) seek to change the classes on which the Board members serve, in each case without the prior written consent of Starboard.

(vi)    During the Standstill Period, the Company will have in effect a provision in its Corporate Governance Guidelines providing that any “employee director must submit his or her offer of resignation from the Board in writing upon termination of employment with the Company” and the Company hereby agrees to accept, and to cause the Board to accept, any such resignation tendered during the Standstill Period unless a majority of the independent directors on the Board determine otherwise.

(b)	Board Committees.

(i)	Operating Committee

Immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to (A) form an Operating Committee of the Board (the “Operating Committee”) to work with the Company’s Chief Executive Officer and management to identify and recommend opportunities for further improvement in growth and margin performance, (B) appoint, immediately upon their respective appointment to the Board, the Independent Designees to the Operating Committee, plus Sue Barsamian, and Kim Hammonds, with Ms. Barsamian serving as its Chairperson. During the Standstill Period, the Operating Committee shall be comprised of four (4) directors (unless otherwise agreed by the Operating Committee), comprised of (A) unless otherwise agreed by the Operating Committee, the Independent Designees (or Replacement Directors), (B) two other directors, who, unless otherwise determined by the Board, shall be Ms. Barsamian, and Ms. Hammonds, and (C) Ms. Barsamian serving as its Chairperson; provided that the Board shall be entitled to select an alternative Chairperson in the event Ms. Barsamian is no longer serving on the Committee.

(ii)	Other Board Committees.

The Board and all applicable committees of the Board shall take all necessary actions to (A) provide each of the Independent Designees, immediately upon their respective appointment to the Board, the opportunity to be appointed to at least one (1) standing committee of the Board other than the Operating Committee (which shall be subject to the provisions of Section 1(b)(i) above) and upon such Independent Designee’s consent to serve, immediately appoint such Independent Designee to such standing committee(s) of the Board and (B) provide the opportunity for at least one (1) of the Independent Designees to be appointed to each committee of the Board other than the Operating Committee (which shall be subject to the provisions of Section 1(b)(i) above) and upon any such Independent Designee’s consent to serve, immediately appoint any such Independent Designee to any such standing committee(s) of the Board.

(iii)    During the Standstill Period, at least one (1) Independent Designee shall be provided the opportunity to be appointed to each standing committee of the Board other than the Operating Committee (which shall be subject to the provisions of Section 1(b)(i) above), and any subcommittee thereof, including any new committee(s) and subcommittee(s) that may be established, provided that at least one (1) Independent Designee satisfies any NYSE listing standards and legal requirements for service on any such committee with respect to financial expertise and independence.

(iv)    The Board and all applicable committees of the Board shall give each of the Independent Designees and the Additional Independent Director the same due consideration for membership to each other committee of the Board as any other independent director.

(c)	Additional Agreements.

(i)    Starboard shall comply, and shall cause each of its controlled Affiliates and Associates to comply, with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Exchange Act and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

(ii)    During the Standstill Period, except as otherwise provided herein, Starboard shall not, and shall cause each of its controlled Affiliates and Associates not to, directly or indirectly, (A) nominate or recommend for nomination any person for election at any annual or special meeting of the Company’s stockholders, (B) submit any proposal for consideration at, or bring any other business before, any annual or special meeting of the Company’s stockholders, or (C) initiate, encourage or participate in any “vote no,” “withhold” or similar campaign with respect to any annual or special meeting of the Company’s stockholders. Starboard shall not publicly or privately encourage or support any other stockholder, person or entity to take any of the actions described in this Section 1(c)(ii).

(iii)    Starboard shall appear in person or by proxy at the 2020 Annual Meeting and vote all shares of Common Stock beneficially owned by Starboard at the 2020 Annual Meeting (A) in favor of all directors nominated by the Board for election, (B) in favor of the ratification of the Company’s registered public accounting firm for the fiscal year ended January 31, 2021, (C) in accordance with the Board’s recommendation with respect to the Company’s “say-on-pay” proposal and (D) in accordance with the Board’s recommendation with respect to any other Company proposal or stockholder proposal or nomination presented at the 2020 Annual Meeting; provided, however, that in the event that Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommends otherwise with respect to (A) the Company’s “say-on-pay” proposal, (B) any other Company proposal or stockholder proposal presented at the 2020 Annual Meeting, or (C) the election of any director, then, in each case, Starboard shall be permitted to vote in accordance with the ISS or Glass Lewis recommendation.

(iv)    Starboard acknowledges that, prior to the date of this Agreement, each Independent Designee and prior to any appointment, each Replacement Director, is required to submit to the Company a fully completed copy of the Company’s standard director & officer questionnaire and other reasonable and customary director onboarding documentation applicable to directors of the Company, including consent to the Company’s customary background check.

(v)    The Company agrees that the Board and all applicable committees of the Board shall take all necessary actions, effective no later than immediately following the execution of this Agreement, to determine, in connection with their initial appointment as a director and nomination by the Company at the 2020 Annual Meeting, as applicable, that each of the Independent Designees and the Additional Independent Director is deemed to be (A) a member of the “Incumbent Board” or “Continuing Director” (as such term may be defined in the definition of “Change in Control,” “Change of Control” (or any similar term) under the Company’s incentive plans, options plans, equity plans, deferred compensation plans, employment agreements, severance plans, retention plans, loan agreements, or indentures, including, without limitation, the Company’s Change in Control and Severance Agreements, or any other related plans or agreements that refer to any such plan, policy or agreement’s definition of “Change in Control” or any similar term) and (B) a member of the Board as of the beginning of any applicable measurement period for the purposes of the definition of “Change in Control” or any similar term under the Company’s incentive plans, options plans, equity plans, deferred compensation plans, employment agreements, severance plans, retention plans, loan agreements, or indentures, including, without limitation, the Company’s Change in Control and Severance Agreements and any other retention plan, severance plan, or change-in-control severance plan.

2.	Standstill Provisions.

(a)    Starboard agrees that, from the date of this Agreement until the earlier of (x) the date that is fifteen (15) business days prior to the deadline for the submission of stockholder nominations for the 2021 Annual Meeting pursuant to the Bylaws or (y) the date that is one hundred (100) days prior to the first anniversary of the 2020 Annual Meeting (the “Standstill Period”), Starboard shall not, and shall cause each of its controlled Affiliates and Associates not to, in each case directly or indirectly, in any manner:

(i)    engage in any solicitation of proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders), in each case, with respect to securities of the Company;

(ii)    form, join, or in any way knowingly participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the shares of the Common Stock (other than a “group” that includes all or some of the members of Starboard, but does not include any other entities or persons that are not members of Starboard as of the date hereof); provided, however, that nothing herein shall limit the ability of an Affiliate of Starboard to join the “group” following the execution of this Agreement so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

(iii)    deposit any shares of Common Stock in any voting trust or subject any shares of Common Stock to any arrangement or agreement with respect to the voting of any shares of Common Stock, other than any such voting trust, arrangement or agreement solely among the members of Starboard and otherwise in accordance with this Agreement;

(iv)    seek or submit, or knowingly encourage any person or entity to seek or submit, nomination(s) in furtherance of a “contested solicitation” for the appointment, election or removal of directors with respect to the Company or seek, or knowingly encourage or take any other action with respect to the appointment, election or removal of any directors, in each case in opposition to the recommendation of the Board; provided, however, that nothing in this Agreement shall prevent Starboard or its Affiliates or Associates from taking actions in furtherance of identifying director candidates in connection with the 2021 Annual Meeting so long as such actions do not create a public disclosure obligation for Starboard or the Company and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with Starboard’s normal practices in the circumstances;

(v)    (A) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company or through any referendum of stockholders, (B) make any offer or proposal (with or without conditions) with respect to any merger, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition or other business combination involving Starboard and the Company, (C) affirmatively solicit a third party to make an offer or proposal (with or without conditions) with respect to any merger, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company, or publicly encourage, initiate or support any third party in making such an offer or proposal, (D) publicly comment on any third party proposal regarding any merger, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition, or other business combination with respect to the Company by such third party prior to such proposal becoming public, or (E) call or seek to call a special meeting of stockholders;

(vi)    seek, alone or in concert with others, representation on the Board, except as specifically permitted in Section 1;

(vii)    advise, knowingly encourage, knowingly support or knowingly influence any person or entity with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders, except in accordance with Section 1; or

(viii)    make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company or the Board that would not be reasonably determined to trigger public disclosure obligations for any Party.

(b)    Except as expressly provided in Section 1 or Section 2(a), Starboard shall be entitled to (i) vote any shares of Common Stock that it beneficially owns as Starboard determines in its sole discretion and (ii) disclose, publicly or otherwise, how it intends to vote or act with respect to any securities of the Company, any stockholder proposal or other matter to be voted on by the stockholders of the Company and the reasons therefor, subject to Section 1(c)(iii).

(c)    Nothing in Section 2(a) shall be deemed to limit the exercise in good faith by any Independent Designee (or a Replacement Director, as applicable) of such person’s fiduciary duties solely in such person’s capacity as a director of the Company.

3.	Representations and Warranties of the Company.

The Company represents and warrants to Starboard that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, and assuming due execution by each counterparty hereto, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) prior to the Board appointing any Independent Designees as directors pursuant to this Agreement, the Board is composed of nine (9) directors and there are no vacancies on the Board and (d) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or material agreement to which the Company is a party or by which it is bound.

4.	Representations and Warranties of Starboard.

Starboard represents and warrants to the Company that (a) the authorized signatory of Starboard set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Starboard thereto, (b) this Agreement has been duly authorized, executed and delivered by Starboard, and assuming due execution by each counterparty hereto, is a valid and binding obligation of Starboard, enforceable against Starboard in accordance with its terms except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Starboard as currently in effect, (d) the execution, delivery and performance of this Agreement by Starboard does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Starboard, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (e) as of the date of this Agreement, Starboard is deemed to beneficially own 11,774,546 shares of Common Stock, and (f) as of the date hereof, and except as set forth in clause (e) above, Starboard does not currently have, and does not currently have any right to acquire, any interest in any securities or assets of the Company or its Affiliates (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or assets or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of shares of Common Stock or any other securities of the Company, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of shares of Common Stock or any other class or series of the Company’s stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement, or (g) Starboard has not agreed to, directly or indirectly, compensate or agree to compensate, and will not, directly or indirectly, compensate or agree to compensate, any Independent Designee for his or her respective service as a nominee or director of the Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement), or other form of compensation directly or indirectly related to the Company or its securities. For the avoidance of doubt, nothing herein shall prohibit Starboard from compensating or agreeing to compensate any person for his or her respective service as a nominee or director of any other company.

5.	Press Release.

Promptly following the execution of this Agreement, the Company and Starboard shall jointly issue a mutually agreeable press release (the “Press Release”) announcing certain terms of this Agreement in the form attached hereto as Exhibit A. Prior to the issuance of the Press Release and subject to the terms of this Agreement, neither the Company (including the Board and any committee thereof) nor Starboard shall issue any press release or make public announcement regarding this Agreement or the matters contemplated hereby without the prior written consent of the other Party. During the Standstill Period, neither the Company nor Starboard shall make any public announcement or statement that is inconsistent with or contrary to the terms of this Agreement.

6.	Specific Performance.

Each of Starboard, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Starboard, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 6 is not the exclusive remedy for any violation of this Agreement.

7.	Expenses.

The Company shall reimburse Starboard for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with Starboard’s involvement at the Company through the date of this Agreement, including, but not limited to the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $200,000 in the aggregate.

8.	Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

9.	Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (c) two (2) business days after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses for such communications shall be:

If to the Company:

Box, Inc.

900 Jefferson Ave.

Redwood City, California 94063

Attention: David Leeb, Senior Vice President, General Counsel & Corporate Secretary

E-mail:     dleeb@box.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304
Attn:	David J. Berger Martin W. Korman Jose F. Macias Bradley L. Finkelstein
Email:	dberger@wsgr.com mkorman@wsgr.com jmacias@wsgr.com bfinkelstein@wsgr.com

If to Starboard or any member thereof:

Starboard Value LP 777 Third Avenue, 18th Floor New York, NY 10017
Attention:	Jeffrey C. Smith
Email:	jsmith@starboardvalue.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP 1325 Avenue of the Americas New York, New York 10019
Attention:	Steve Wolosky, Esq. Andrew Freedman, Esq.
Email:	swolosky@olshanlaw.com afreedman@olshanlaw.com

10.	Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof that would result in the application of the law of another jurisdiction. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11.	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

12.	Mutual Non-Disparagement.

Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period, or if earlier, until such time as the other Party or any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall have breached this Section 12, neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall in any way publicly criticize, disparage, call into disrepute or otherwise defame or slander the other Party or such other Party’s subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current officer or director of a Party or a Party’s subsidiaries who no longer serves in such capacity in connection with the execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of such other Party, their businesses, products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, shareholders, agents, attorneys or representatives.

13.	Securities Laws.

Starboard acknowledges that it is aware, and will advise each of its representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws may prohibit any person who directly or indirectly has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

14.	Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries; Term.

This Agreement contains the entire understanding of the Parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and Starboard. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to Starboard, the prior written consent of the Company, and with respect to the Company, the prior written consent of Starboard. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities. This Agreement shall terminate at the end of the Standstill Period, except provisions of Sections 6 through 11 and Sections 13 through 14, which shall survive such termination.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

BOX, INC.

By:	/s/ Aaron Levie
Name:	Aaron Levie
Title:	Chairman and Chief Executive Officer

[Signature Page to Agreement]

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

By:	Starboard Value LP,
its investment manager

STARBOARD VALUE AND OPPORTUNITY S LLC

By:	Starboard Value LP,
its manager

STARBOARD VALUE AND OPPORTUNITY C LP

By:	Starboard Value R LP,
its general partner

STARBOARD VALUE R LP

By:	Starboard Value R GP LLC,
its general partner

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LLP

By:	Starboard Value L LP,
its general partner

STARBOARD VALUE L LP

By:	Starboard Value R GP LLC,
its general partner

STARBOARD VALUE LP

By:	Starboard Value GP LLC,
its general partner

STARBOARD VALUE GP LLC

By:	Starboard Principal Co LP,
its member

STARBOARD PRINCIPAL CO LP

By:	Starboard Principal Co GP LLC,
its general partner

STARBOARD PRINCIPAL CO GP LLC

STARBOARD VALUE R GP LLC

By:	/s/ Peter A. Feld
Name:	Peter A. Feld
Title:	Authorized Signatory

[Signature Page to Agreement]

Exhibit A

Press Release

Box Announces Agreement with Starboard

Three New Independent Directors to Join Board

Announces Formation of Operating Committee to Drive Growth and Margin Improvement

REDWOOD CITY, Calif. — (March 23, 2020) — Box (NYSE: BOX), a leader in cloud content management, today announced that it has entered into an agreement with Starboard Value LP (together with certain of its affiliates, “Starboard”), an investment firm which owns approximately 7.7% of the Company’s outstanding common stock.

Under the terms of the agreement, three new independent directors will join the Box Board of Directors prior to the company’s 2020 Annual Meeting of Stockholders in June 2020 (“2020 Annual Meeting”), two incumbent directors will not stand for re-election to the board at the 2020 Annual Meeting and one incumbent director will retire from the board effective as of the 2020 Annual Meeting. The board will be set at 9 directors following the 2020 Annual Meeting.

Jack Lazar, formerly chief financial officer of GoPro and Atheros Communications, will join the Box Board of Directors immediately. In addition, a second new director will be selected from a list of candidates provided by Starboard or will otherwise be mutually agreed. A third new director will be selected by the board prior to the 2020 Annual Meeting.

“We are pleased to welcome Jack to our board,” said Aaron Levie, Box Co-founder, CEO, and Chairman. “He brings valuable experience in both the enterprise and consumer technology markets, along with a strong track record of helping companies drive disciplined growth and profitability as both a leader and board member. I look forward to working with Jack and our other new independent directors to continue to create value for stockholders. We are also pleased to continue our collaboration with Starboard and appreciate the constructive approach they have taken.”

“I’m thrilled to join the Box Board of Directors. Aaron, Dylan, and the entire leadership team at Box have pioneered cloud content management and the company has a massive opportunity to define the future of work around the world,” said Mr. Lazar. “I’m honored to be joining an experienced board and look forward to helping Box drive sustainable and profitable growth.”

Rory O’Driscoll will not stand for re-election and Josh Stein will retire from Box’s Board of Directors at the time of the 2020 Annual Meeting. Box co-founder Dylan Smith will continue in his role as CFO but will not stand for re-election as a director at the 2020 Annual Meeting.

“We thank Rory and Josh for their many contributions as directors and early investors in Box,” Mr. Levie added. “Rory has served on our board for 10 years, and Josh has served for nearly 14 years. During that time, they have played a critical role in the growth of Box, and we have benefitted greatly from their valuable insight and support.”

In addition, Box today announced the formation of an Operating Committee of the board. This committee will work with Box’s CEO, CFO, and management to identify and recommend opportunities for further improvement in growth and margin performance. Mr. Lazar and the new independent director chosen in collaboration with Starboard will join existing directors Sue Barsamian and Kim Hammonds on the committee. Ms. Barsamian has served on the board since 2018 and brings several decades of enterprise software experience from HP and Mercury Interactive. Ms. Hammonds has served on the board since 2018 and brings leadership experience from her previous roles as the Group COO of Deutsche Bank AG and the CIO of The Boeing Company.

Peter Feld, Managing Member of Starboard, said, “We are pleased to have worked constructively with the Box board and management team to reach this agreement to strengthen the board with new independent directors and to create a new Operating Committee. We see a number of opportunities for substantial shareholder value creation and look forward to seeing the Company execute on opportunities to drive profitable growth towards a best-in-class financial profile. We are confident the addition of three new independent directors will add tremendous value to the board, and we also share the board’s appreciation for Rory and Josh’s years of service.”

The agreement with Starboard includes other customary provisions. Additional information about today’s announcement will be filed on a Form 8-K with the U.S. Securities and Exchange Commission.

Morgan Stanley & Co. LLC is serving as financial advisor to Box and Wilson Sonsini Goodrich & Rosati, Professional Corporation is serving as legal advisor.

About Jack Lazar

Mr. Lazar is currently an independent business consultant and has served on the Board of Directors at Silicon Laboratories, Inc. (SLAB) since April 2013, Mellanox Technologies (MLNX) since June 2018, Resideo Technologies (REZI) since October 2018 and Casper Sleep (CSPR) since April 2019. Mr. Lazar also served on the Board of Directors of TubeMogul, an enterprise software company for digital branding, from October 2013 to December 2016 when it was acquired by Adobe Systems and Quantenna Communications, a wireless semiconductor company, from July 2016 to June 2019 when it was acquired by ON Semiconductor.

From January 2014 until March 2016, he served as Chief Financial Officer at GoPro, Inc., a provider of wearable and mountable capture devices, where he completed its 2014 IPO. From January 2013 to January 2014 he served as an independent business consultant. From May 2011 to January 2013, Mr. Lazar was employed by Qualcomm, a developer of communications semiconductor solutions, and served as Senior Vice President, Corporate Development and General Manager of Qualcomm Atheros, a developer of communications semiconductor solutions.

Mr. Lazar served in a variety of positions at Atheros Communications, Inc. from September 2003 until it was acquired by Qualcomm in May 2011. Most recently, he served as Atheros’ Chief Financial Officer and Senior Vice President of Corporate Development. During his tenure at Atheros, the company completed its IPO. Mr. Lazar is a certified public accountant (inactive) and holds a B.S. in commerce with an emphasis in accounting from Santa Clara University.

About Box

Box (NYSE:BOX) is a leading Cloud Content Management platform that enables organizations to accelerate business processes, power workplace collaboration, and protect their most valuable information, all while working with a best-of-breed enterprise IT stack. Founded in 2005, Box simplifies work for leading organizations globally, including AstraZeneca, General Electric, JLL and Morgan Stanley. Box is headquartered in Redwood City, CA, with offices in the United States, Europe, and Asia. To learn more about Box, visit http://www.box.com. To learn more about how Box powers nonprofits to fulfill their missions, visit Box.org.

About Starboard

Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing primarily in publicly traded U.S. companies. Starboard invests in deeply undervalued companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Contacts

Media Inquiries:

Denis Roy and Rachel Levine

+1 650-543-6926

press@box.com

Investor Relations:

Alice Kousoum Lopatto and Elaine Gaudioso

+1 650-209-3467

ir@box.com